KFx Inc.

Waiver of Penalty Warrants

This Waiver of Penalty Warrants (this "Waiver"), is entered into as of September 26, 2002, by and among KFx Inc., a Delaware corporation (the "Company"), and the parties listed on Schedule A attached hereto (the "Investors"), with reference to the following facts:

WHEREAS, the Investors are parties to the Common Stock and Warrant Purchase Agreement, dated as of March 28, 2002, as amended by the Addendum to the Common Stock and Warrant Purchase Agreement, dated as of April 30, 2002, the Second Addendum to the Common Stock and Warrant Purchase Agreement, dated as of July 1, 2002, the Third Addendum to the Common Stock and Warrant Purchase Agreement and the First Amendment to the Third Addendum to the Common Stock and Warrant Purchase Agreement, both dated as of July 19, 2002, and the Fourth Addendum to the Common Stock and Warrant Purchase Agreement, dated as of August 21, 2002 (collectively referred to herein as the "Purchase Agreement");

WHEREAS, the Investors are parties to the Investors' Rights Agreement, dated as of March 28, 2002, as amended and restated by the First Amendment to Investors' Rights Agreement, dated as of April 18, 2002, the Amended and Restated Investors' Rights Agreement, dated as of April 30, 2002, the Second Amended and Restated Investors' Rights Agreement, dated as of July 1, 2002, the Third Amended and Restated Investors' Rights Agreement, dated as of July 19, 2002, and the Fourth Amended and Restated Investors' Rights Agreement, date as of August 21, 2002 (referred to herein as the "Investors' Rights Agreement");

WHEREAS, pursuant to the terms of the Investors' Rights Agreement, the Company was obligated to (a) file one or more registration statement(s) (or amendment(s) thereto) on or before certain specified dates for the purpose of registering under the Securities Act of 1933, as amended, all of the Registrable Securities (as defined in the Investors' Rights Agreement) for resale by, and for the account of, the Investors and (b) cause such registration statement(s) to become effective on or before certain specified dates;

WHEREAS, pursuant to the terms of the Investors' Rights Agreement, the Company was obligated to issue certain warrants (defined in the Investors' Rights Agreement as Registration Warrants, Second Registration Warrants, Third Registration Warrants and Fourth Registration Warrants and collectively referred to herein as "Penalty Warrants") to the Investors if (a) the Company did not file such registration statement(s) (or amendment(s) thereto) on or before certain specified dates or (b) such registration statement(s) were not declared effective by the SEC on or before certain specified dates;

WHEREAS, the Company issued Penalty Warrants, dated June 21, 2002, and is obligated to issue Penalty Warrants that are dated as of July 22, 2002, August 21, 2002 and August 30, 2002 (although the Company has not yet issued such Penalty Warrants);

WHEREAS, in connection with the Third Addendum to the Common Stock and Warrant Purchase Agreement, all warrants (not including for this purpose any Penalty Warrants) previously issued to the Investors pursuant to Purchase Agreement were amended and restated (and, after the closing of the transactions described in such Third Addendum, all warrants to be issued pursuant to the Purchase Agreement are to have the same terms and conditions set forth in such amended and restated warrants);

WHEREAS, in connection with the amendment and restatement of such warrants, the Investors desire to return to the Company the Penalty Warrants issued on June 21, 2002, and waive their rights to receive the yet to be issued Penalty Warrants dated as of July 22, 2002, August 21, 2002 and August 31, 2002, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth in this Waiver, the parties agree as follows:

    Return and Waiver of Penalty Warrants. The Investors hereby (a) agree to return to the Company the Penalty Warrants, dated as of June 21, 2002, that have been issued to the Investors and (b) waive their rights to receive the yet to be issued Penalty Warrants dated as of July 21, 2002, August 21, 2002 and August 30, 2002.

    Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally or transmitted by facsimile transmission with receipt acknowledged by the addressee, three days after being mailed by first class mail, or the next business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice at the address(es) specified in the Investors' Rights Agreement (or at such other address as shall be specified by like notice).

    Counterparts. This Waiver may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall be considered one and the same agreement.

    Governing Law. This Waiver shall be governed by and construed and interpreted in accordance with the law of the State of New York, without regard to that state's conflict of laws principles.

    Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Waiver, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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IN WITNESS WHEREOF, this Waiver has been duly executed by or on behalf of the parties hereto as of the date first above written.

KFx INC.

By: /s/ R.G. Swenson

Name: R. G. Swenson

Title: Vice President & Secretary

THE INVESTORS

WESTCLIFF AGGRESSIVE GROWTH, L.P.

WESTCLIFF ENERGY PARTNERS, L.P.

WESTCLIFF LONG/SHORT, L.P.

WESTCLIFF PARTNERS, L.P.

WESTCLIFF PUBLIC VENTURES FUND, L.P.

WESTCLIFF PUBLIC VENTURES KFx, L.P.

WESTCLIFF SMALL CAP FUND, L.P.

By: Westcliff Capital Management, LLC

Its: General Partner

By: /s/ Richard S. Spencer III

Richard S. Spencer III, Manager

WESTCLIFF FOUNDATION

WESTCLIFF MASTER FUND, L.P.

WESTCLIFF PROFIT SHARING AND MONEY PURCHASE PENSION PLAN

CANCER CENTER OF SANTA BARBARA

PALM TRUST

PARKER FOUNDATION

UNIVERSITY OF SAN FRANCISCO

By: Westcliff Capital Management, LLC

Its: Investment Adviser and Attorney-In-Fact

By: /s/ Richard S. Spencer III

Richard S. Spencer III, Manager

RAM TRADING, LTD. By: Ritchie Capital Management, LLC Its: Investment Adviser By: /s/ David Popovich David Popovich, Chief Financial Officer

NORANDA FINANCE, INC. RETIREMENT PLAN FOR AFFILIATED COMPANIES TRUST

By: Mellon Bank, N.A., solely in its capacity as Trustee for the Noranda Finance, Inc. Retirement Plan for Affiliated Companies Trust (as directed by Westcliff Capital Management, LLC), and not in its individual capacity

By: /s/ Bernadette T. Rist

Bernadette T. Rist
Authorized Signatory

PENINSULA FUND, L.P. By: Peninsula Capital Management, Inc. Its: General Partner By: /s/ Scott Bedford Scott Bedford, President

COMMON SENSE PARTNERS, L.P.

By: Peninsula Capital Management, Inc.
Its: Investment Adviser

By: /s/ Scott Bedford

Scott Bedford, President

By: Common Sense Investment Management, LLC

Its: General Partner

By: /s/ Scott A. Thompson

Scott A. Thompson
Director and Senior Vice President Finance

SCHEDULE A

INVESTORS

Westcliff Aggressive Growth, L.P.
Westcliff Energy Partners, L.P.
Westcliff Long/Short, L.P.
Westcliff Partners, L.P.
Westcliff Public Ventures Fund, L.P.
Westcliff Public Ventures KFx, L.P.
Westcliff Small Cap Fund, L.P.
Westcliff Foundation
Westcliff Master Fund, L.P.
Westcliff Profit Sharing and Money Purchase Pension Plan
Cancer Center of Santa Barbara
Palm Trust
Parker Foundation
University of San Francisco
Noranda Finance, Inc. Retirement Plan
RAM Trading, Ltd.
Peninsula Fund, L.P.
Common Sense Partners, L.P.